Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Mark Roberson Dennard Lascar Associates Investor Relations 713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2019
FOURTH QUARTER AND FULL YEAR RESULTS

HUNTSVILLE, TX – April 3, 2019 – Mitcham Industries, Inc. (NASDAQ: MIND) (“Mitcham” or “the Company”) today announced financial results for its fiscal 2019 fourth quarter and full year ended January 31, 2019.
Total revenues for the fourth quarter of fiscal 2019 increased 19% to $12.3 million, compared to $10.4 million in the fourth quarter of fiscal 2018. The improvement was driven primarily by growth within the Marine Technology Products segment, despite approximately $2.0 million in anticipated orders slipping into the first quarter of fiscal year 2020. Revenues from the Marine Technology Products segment rose 35% to $6.7 million in the fourth quarter, compared to $5.0 million in the same period last year. Revenue from the Equipment Leasing segment increased 2% to $5.5 million in the fourth quarter compared to the same period last year. The operating loss for the fourth quarter of fiscal 2019 improved to $2.5 million as compared to a loss of $7.7 million in the fourth quarter of the prior fiscal year.
The Company reported a net loss attributable to common shareholders of $4.6 million, or $(0.38) per share, in the fourth quarter of fiscal 2019 compared to a net loss of $8.0 million, or $(0.66) per share, in the fourth quarter of fiscal 2018. Included in the fiscal fourth quarter 2019 results were charges of approximately $1.7 million or $0.14 per diluted share, related to the decision to sell the Company’s Australian operations and a reserve provided against our non-current prepaid income taxes.
Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation, non-cash costs of lease pool equipment sales and non-cash foreign exchange gains and losses) for the fourth quarter of fiscal 2019 was approximately $111,000 compared to a loss of approximately $1.2 million in the same period last year. Adjusted EBITDA, which is not a measure determined in accordance with GAAP, is defined and reconciled to reported net loss and cash provided by operating activities in the accompanying financial tables.
Rob Capps, Mitcham’s Co-Chief Executive Officer, stated, “Our fourth quarter results unfolded very much as we had anticipated except for the approximately two million dollars of marine technology products the delivery of which is now expected during the first quarter of the current fiscal year. Excluding the sale of lease pool and other equipment, fourth quarter revenues increased over 50%, led by a much better performance of both Marine Technology Products and Equipment Leasing segments. We believe our improved performance in the second half of fiscal 2019 was the result of the strategic steps we have taken over the past several years to reposition the company to be less dependent on the oil and gas industry. We continue to build on that strategic repositioning, making the decision to sell our Australian subsidiary, SAP, which we expect to close very shortly. We believe this move will allow us to serve customers in Asia in a more effective and cost-efficient manner, as well as further streamlining our operations.
“Our Marine Technology Products segment experienced improving activity during the fourth quarter driven by top-line growth. Despite the increased order activity, revenue from both Seamap and Klein was down sequentially due to the delivery delays mentioned earlier. However, we do expect both businesses to continue to grow in fiscal 2020, aided by solid order activity, increasing backlog and the introduction of new technology that we plan to unveil to the market in the very near future.
“We expect our Seamap business to continue to benefit from systems sales to Asia and elsewhere, including orders for our SeaLink systems. The repair section of our new facility in Malaysia is up and running and we have begun production for new system deliveries. Based on booked and anticipated orders, we have a significant backlog of activity for this new operation. This line of streamer systems is designed to meet a variety of marine data acquisition needs of customers, including survey companies and research institutes conducting 3-dimensional, high-resolution seismic surveys, as well as other potential military and security applications.
“On the Equipment Leasing front, we are experiencing increased activity in North America and Asia, with underpinning pockets of increased activity in Colombia and Europe. Excluding the sales of equipment, our equipment leasing revenues increased 91% over the prior year quarter and 24% sequentially. Our commitment over the past several years to the restructuring of our leasing business, including our exit from the Russian market during the third quarter of fiscal 2019, is now paying dividends. We expect to continue to benefit from our cost reductions efforts in fiscal year 2020.
“On the financial front, we are pleased to report that Mitcham was cash flow positive in the fourth quarter of fiscal 2019. In addition, our capital structure remains strong, with no debt on our balance sheet and ample liquidity, including cash and cash equivalents of $9.5 million as of January 31, 2019. Our strategic re-positioning of the company, as evidenced by the improved results from both Seamap and Klein during the second half of fiscal 2019, has set the stage for a strong fiscal 2020. The sale of SAP we believe will further streamline our business model and reduce our exposure to lower margin OEM equipment sales. These initiatives, combined with strong order activity in our Marine Technology Products segment, are currently expected to result in an improved year for Mitcham in fiscal 2020, led by increased revenues, and resulting in positive operating income and Adjusted EBITDA.”

 FISCAL 2019 FOURTH QUARTER RESULTS
Total revenues for the fourth quarter of fiscal 2019 increased compared to last year’s fourth quarter to $12.3 million driven by increased marine technology products sales and equipment leasing revenues. Marine technology products sales increased 37% to $6.9 million in the fourth quarter of fiscal 2019 compared to $5.0 million in last year’s fourth quarter. Seamap sales increased 97% versus the prior year period, and Klein sales increased 12% compared to the same period last year. Fourth quarter sales consisted of approximately $4.9 million of Seamap, $1.3 million from Klein (including $324,000 of inter-company sales which are eliminated in consolidation) and $902,000 by SAP.
Equipment leasing revenues for the fourth quarter of fiscal 2019, excluding equipment sales, were $3.9 million, an increase of 91% compared to the same period last year. Lease pool equipment sales were $781,000 in the fourth quarter of fiscal 2019 compared to $3.1 million in the fourth quarter a year ago. Other equipment sales were $762,000 in the fourth quarter of fiscal 2019 compared to $224,000 in the fourth quarter a year ago.
Lease pool depreciation expense in the fourth quarter of fiscal 2019 decreased to $1.9 million from $2.9 million in the same period a year ago due to lease pool sales over the past year.
Selling, general and administrative expenses decreased slightly to $5.0 million in the fourth quarter of fiscal 2019 versus $5.2 million in the fourth quarter of fiscal 2018, despite the effect of increased activity and costs related to the SeaLink product line in the fiscal 2019 period. These costs in the fourth quarter of fiscal 2019 increased slightly from $4.8 million in the third quarter this year. As a percentage of revenues, SG&A expenses in the fourth quarter of 2019 decreased to 40% from 50% in last year’s fourth quarter.
As a result of the decision to sell our Australian subsidiary, as of January 31, 2019, the assets and liabilities related to that operations were classified as “held for sale” and recorded at their estimated fair value. This resulted in a charge to earnings of approximately $500,000 in the fourth quarter of fiscal 2019.

FISCAL 2019 RESULTS
Total revenues for fiscal 2019 decreased 11% to $42.9 million compared to $48.3 million in fiscal 2018. Revenues for Marine Technology Products in fiscal 2019 were $25.6 million compared to $27.4 million in fiscal 2018. Equipment leasing revenues, excluding equipment sales, were $11.4 million in fiscal 2019 compared to $7.8 million a year ago. Lease pool and other equipment sales in fiscal 2019 were $5.9 million versus $13.0 million in fiscal 2018. General and administrative expense slightly increased to $20.9 million in fiscal 2019 from $19.7 million in fiscal 2018. The net loss attributable to common shareholders for fiscal 2019 was $21.5 million, or $(1.78) per share, compared to net a loss of $22.0 million, or $(1.82) per share in fiscal 2018. Adjusted EBITDA in fiscal 2019 decreased to $928,000 compared to $7.2 million in fiscal 2018.

CONFERENCE CALL
We have scheduled a conference call for Thursday, April 4 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss our fiscal 2019 fourth quarter and full year results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through April 11, 2019 and may be accessed by calling (201) 612-7415 and using passcode 13688581#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard Lascar Investor Relations (713) 529-6600 or email dwashburn@dennardlascar.com.

About Mitcham Industries

Mitcham Industries, Inc. provides technology to the oceanographic, hydrographic, defense, seismic and security industries. Headquartered in Huntsville, Texas, Mitcham has a global presence with operating locations in the United States, Canada, Singapore, Malaysia, Hungary, Colombia and the United Kingdom. Mitcham’s worldwide Marine Technology Products segment, which includes its Seamap and Klein Marine Systems units, designs, manufactures and sells specialized, high performance, marine sonar and seismic equipment. Through its Equipment Leasing segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry.

Certain statements and information in this press release concerning results for the quarter ended January 31, 2019 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	January 31, 2019	January 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$9,389	$9,902
Restricted cash	160	244
Accounts receivable, net of allowance for doubtful accounts of $2,113 and $3,885 at January 31, 2019 and 2018, respectively	12,082	10,494
Inventories, net	10,774	10,856
Prepaid expenses and other current assets	1,735	1,550
Assets held for sale	2,202	—
Total current assets	36,342	33,046
Seismic equipment lease pool and property and equipment, net	14,155	22,900
Intangible assets, net	10,495	8,015
Goodwill	2,531	2,531
Non-current prepaid income taxes	128	1,609
Deferred tax asset	68	—
Long-term receivables, net of allowance for doubtful accounts of $- and $2,282 at January 31, 2019 and 2018, respectively	712	4,652
Other assets	584	926
Long-term assets held for sale	286	—
Total assets	$65,301	$73,679
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,534	$1,271
Deferred revenue	1,040	741
Accrued expenses and other current liabilities	3,738	5,253
Income taxes payable	224	258
Liabilities held for sale	892	—
Total current liabilities	7,428	7,523
Other non-current liabilities	1,195	—
Deferred tax liability	—	307
Total liabilities	8,623	7,830
Shareholders’ equity:
Preferred stock, at cost, $1.00 par value; 1,000 shares authorized; 830 and 532 shares issued and outstanding at January 31, 2019 and 2018, respectively	18,330	11,544
Common stock, $0.01 par value; 20,000 shares authorized; 14,049 and 14,019 shares issued at January 31, 2019 and 2018, respectively	140	140
Additional paid-in capital	123,085	122,304
Treasury stock, at cost (1,929 shares at January 31, 2019 and January 31, 2018)	(16,860)	(16,860)
Accumulated deficit	(63,973)	(42,425)
Accumulated other comprehensive loss	(4,044)	(8,854)
Total shareholders’ equity	56,678	65,849
Total liabilities and shareholders’ equity	$65,301	$73,679

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended January 31,		For the Twelve Months Ended January 31,
	2019	2018	2019	2018
Revenues:
Sale of marine technology products	$6,851	$4,991	$25,571	$27,420
Equipment leasing	3,934	2,061	11,427	7,826
Sale of lease pool and other equipment	1,543	3,311	5,944	13,030
Total revenues	12,328	10,363	42,942	48,276
Cost of sales:
Sale of marine technology products	4,657	3,711	14,863	16,686
Equipment leasing (including lease pool depreciation)	3,402	3,949	13,522	17,764
Equipment sales	858	1,332	2,817	7,742
Total cost of sales	8,917	8,992	31,202	42,192
Gross profit	3,411	1,371	11,740	6,084
Operating expenses:
Selling, general and administrative	4,952	5,155	20,905	19,663
Research and development	302	865	1,159	1,502
Provision for doubtful accounts	—	1,013	200	1,013
Impairment of intangible assets	—	1,466	—	1,466
Depreciation and amortization	680	526	2,496	2,148
Total operating expenses	5,934	9,025	24,760	25,792
Operating loss	(2,523)	(7,654)	(13,020)	(19,708)
Other income (expense):
Loss on sale (including $5,355 of net cumulative translation loss)	(500)	—	(5,405)	—
Interest income, net	25	24	72	47
Other, net	33	(391)	(24)	(498)
Total other expense	(442)	(367)	(5,357)	(451)
Loss before income taxes	(2,965)	(8,021)	(18,377)	(20,159)
Benefit (provision) for income taxes	(1,190)	262	(1,463)	(910)
Net loss	$(4,155)	$(7,759)	$(19,840)	$(21,069)
Preferred stock dividends	(463)	(275)	(1,708)	(905)
Net loss attributable to common shareholders	$(4,618)	$(8,034)	$(21,548)	$(21,974)
Net loss per common share:
Basic	$(0.38)	$(0.66)	$(1.78)	$(1.82)
Diluted	$(0.38)	$(0.66)	$(1.78)	$(1.82)
Shares used in computing loss per common share:
Basic	12,119	12,087	12,105	12,084
Diluted	12,119	12,087	12,105	12,084

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Twelve Months Ended January 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(19,840)	$(21,069)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,814	16,637
Stock-based compensation	781	903
Impairment	—	1,466
Provision for doubtful accounts, net of charge offs	200	1,013
Provision for inventory obsolescence	140	815
Gross profit from sale of lease pool equipment	(2,367)	(4,906)
Loss on sale of business	5,405	—
Deferred tax expense	(376)	(20)
Non-current prepaid tax	1,577	182
Changes in:
Trade accounts receivable	1,292	4,405
Unbilled revenue	(340)	—
Inventories	(781)	685
Accounts payable, accrued expenses and other current liabilities	(722)	(455)
Prepaid expenses and other current assets	(1,382)	1,002
Deferred revenue	567	—
Foreign exchange losses net of gains	171	61
Current assets held for sale	(2,202)	—
Current liabilities held for sale	892	—
Net cash (used in) provided by operating activities	(5,171)	719
Cash flows from investing activities:
Purchases of seismic equipment held for lease	(1,717)	(909)
Acquisition of assets	(3,000)	—
Purchases of property and equipment	(814)	(407)
Sales of used lease pool equipment	5,663	10,313
Sale of business, net of cash sold	(147)	—
Long-term assets held for sale	(286)	—
Net cash (used in) provided by investing activities	(301)	8,997
Cash flows from financing activities:
Net payments on revolving line of credit	—	(3,500)
Payments on term loan and other borrowings	—	(2,807)
Net proceeds from preferred stock offering	6,853	4,174
Preferred stock dividends	(1,708)	(905)
Net cash provided by (used in) financing activities	5,145	(3,038)
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	(270)	(43)
Net increase (decrease) in cash and cash equivalents, including cash classified within current assets held for sale	458	—
Less: Net increase (decrease) in cash classified within current assets held for sale	(458)	—
Net (decrease) increase in cash, cash equivalents and restricted cash	(597)	6,635
Cash, cash equivalents and restricted cash, beginning of period	10,146	3,511
Cash, cash equivalents and restricted cash, end of period	$9,549	$10,146

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Loss and Net Cash Provided by Operating Activities to EBITDA and
Adjusted EBITDA
(unaudited)

	For the Three Months Ended January 31,		For the Twelve Months Ended January 31,
	2019	2018	2019	2018
	(in thousands)		(in thousands)
Reconciliation of Net loss to EBITDA and Adjusted EBITDA
Net loss	$(4,155)	$(7,759)	$(19,840)	$(21,069)
Interest income, net	(25)	(24)	(72)	(47)
Depreciation and amortization	2,630	3,418	11,814	16,637
(Benefit) provision for income taxes	1,190	(262)	1,463	910
EBITDA (1)	(360)	(4,627)	(6,635)	(3,569)
Non-cash foreign exchange losses	2	524	5,620	844
Stock-based compensation	206	218	781	903
Impairment of intangible assets	—	1,466	—	1,466
Cost of lease pool sales	263	1,263	1,162	7,571
Adjusted EBITDA (1)	$111	$(1,156)	$928	$7,215
Reconciliation of Net cash provided by operating activities to EBITDA
Net cash (used in) provided by operating activities	$2,789	$(1,455)	$(5,171)	$719
Stock-based compensation	(206)	(218)	(781)	(903)
Provision for doubtful accounts	—	(1,013)	(200)	(1,013)
Provision for inventory obsolescence	—	(757)	(140)	(815)
Changes in trade accounts, contracts and notes receivable	(4,605)	724	(1,292)	(4,405)
Interest paid	6	2	8	86
Taxes paid, net of refunds	208	58	622	494
Gross profit from sale of lease pool equipment	519	1,826	2,367	4,906
Loss on sale of subsidiaries	(500)	—	(5,405)	—
Changes in inventory	(523)	(606)	781	(685)
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	57	(789)	155	455
Impairment of intangible assets	—	(1,466)	—	(1,466)
Changes in prepaid expenses and other current assets	224	(795)	1,382	(1,002)
Foreign exchange (losses) gains, net	165	(313)	(171)	(61)
Changes in current assets held for sale	2,202	—	2,202	—
Changes in current liabilities held for sale	(892)	—	(892)	—
Other	196	175	(100)	121
EBITDA (1)	$(360)	$(4,627)	$(6,635)	$(3,569)

1.EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes non-cash foreign exchange gains and losses, non-cash costs of lease pool equipment sales and stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with GAAP. We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements and we believe that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(in thousands)
(unaudited)

	For the Three Months Ended January 31,		For the Twelve Months Ended January 31,
	2019	2018	2019	2018
Revenues:
Marine technology products	$6,743	$5,008	$25,768	$27,573
Equipment leasing	5,477	5,373	17,383	20,919
Inter-segment sales	108	(18)	(209)	(216)
Total revenues	12,328	10,363	42,942	48,276
Cost of sales:
Marine technology products	4,530	3,728	15,027	16,844
Equipment leasing	4,293	5,282	16,384	25,563
Inter-segment costs	94	(18)	(209)	(215)
Total cost of sales	8,917	8,992	31,202	42,192
Gross profit	3,411	1,371	11,740	6,084
Operating expenses:
Selling, general and administrative	4,952	5,155	20,905	19,663
Research and development	302	865	1,159	1,502
Provision for doubtful accounts	—	1,013	200	1,013
Impairment of intangible assets	—	1,466	—	1,466
Depreciation and amortization	680	526	2,496	2,148
Total operating expenses	5,934	9,025	24,760	25,792
Operating loss	$(2,523)	$(7,654)	$(13,020)	$(19,708)
Marine Technology Products Segment:
Revenues:
Seamap	$4,886	$2,474	$15,989	$18,527
Klein	1,279	1,146	7,474	4,602
SAP	902	1,669	3,264	5,667
Intra-segment sales	(324)	(281)	(959)	(1,223)
	6,743	5,008	25,768	27,573
Cost of sales:
Seamap	3,068	1,580	8,566	10,018
Klein	1,069	1,061	4,748	3,632
SAP	717	1,355	2,686	4,513
Intra-segment sales	(324)	(268)	(973)	(1,319)
	4,530	3,728	15,027	16,844
Gross profit	$2,213	$1,280	$10,741	$10,729
Gross profit margin	33%	26%	42%	39%
Equipment Leasing Segment:
Revenue:
Equipment leasing	$3,934	$2,060	$11,439	$7,826
Lease pool equipment sales	781	3,089	3,529	12,478
Other equipment sales	762	224	2,415	615
	5,477	5,373	17,383	20,919
Cost of sales:
Direct costs-equipment leasing	1,524	1,088	4,381	3,450
Lease pool depreciation	1,911	2,861	9,186	14,370
Cost of lease pool equipment sales	263	1,263	1,162	7,571
Cost of other equipment sales	595	70	1,655	172
	4,293	5,282	16,384	25,563
Gross profit (loss)	$1,184	$91	$999	$(4,644)

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